SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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WELLMAN, INC.
1041 521 Corporate Center Drive
Fort Mill, South Carolina 29715

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 16, 2006
Oyster Point Hotel, 146 Bodman Place, Red Bank, New Jersey 07701
9:00 AM, Eastern Time

To the Stockholders of
Wellman, Inc.

You are cordially invited to attend the 2006 Annual Meeting of the Stockholders of Wellman, Inc. Stockholders will vote on the following matters:

•	Election of our Board of Directors;

•	Ratification of the selection, by the Audit Committee of the Board of Directors, of Ernst & Young LLP as our independent auditors to examine the financial statements of Wellman, Inc. for the year ending December 31, 2006;

•	Any other matters properly brought before the meeting.

Your vote is important. We urge you to sign, date and return the enclosed proxy card to vote your shares whether or not you plan to attend the meeting. This will ensure your shares will be represented at the meeting.

Our Annual Report to Stockholders, which includes our Form 10-K for the year ended December 31, 2005, is also enclosed.

Sincerely yours,

David R. Styka
Assistant Secretary

April 18, 2006

WELLMAN, INC.
1041 521 Corporate Center Drive
Fort Mill, SC 29715

PROXY STATEMENT

This Proxy Statement and an accompanying proxy card are being mailed, beginning April 18, 2006, to owners of shares of Wellman, Inc. common stock and preferred stock in connection with the solicitation of proxies by the Board of Directors for the 2006 Annual Meeting of Stockholders. This proxy procedure is necessary to permit all Wellman, Inc. (“Wellman”) stockholders, many of whom live throughout the United States and are unable to attend the Annual Meeting, to vote. The Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

I.  GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Your vote is very important. Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to assure that your shares will be represented. You may revoke this proxy at any time before it is voted by written notice to our Assistant Secretary at P.O. Box 2050, Fort Mill, South Carolina 29716, by submission of a proxy bearing a later date, or by casting a ballot at the Annual Meeting. Properly executed proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided. If your proxy is properly executed but no directions are given, your shares will be voted as recommended by the Board of Directors.

Who can vote? Holders of common stock and preferred stock as of the close of business on March 31, 2006 are entitled to vote. On that day, 32,691,235 shares of common stock and 11,202,143 shares of preferred stock were outstanding and eligible to vote. Each share of common stock is entitled to one vote on the election of seven of the nine nominees for director and on each other matter presented at the Annual Meeting. The holders of the preferred stock are entitled to one vote per share on the election of the other two nominees for director and are entitled to vote with the common stock on an as-converted basis (amounting to 14,131,326 votes) on each other matter presented at the Annual Meeting. All the preferred stock was issued on June  27, 2003, and is held by Warburg Pincus Private Equity VIII, L.P.

The nominees for director that each class of stock is entitled to vote on are set forth below:

Common Stock	Preferred Stock

Thomas M. Duff	David A. Barr
James B. Baker	Kevin Kruse
Daniel K. Frierson
Richard F. Heitmiller
David J. McKittrick
James E. Rogers
Roger A. Vandenberg

How do I vote? After you read and consider the information in this proxy statement, just mail your signed proxy card indicating your vote in the enclosed postage-paid envelope as soon as possible, so that your shares may be represented at the Annual Meeting. You should return your proxy card whether or not you plan to attend the Annual Meeting. If you attend the Annual Meeting, you may revoke your proxy at any time before it is voted and vote in person if you wish.

If my shares are held in “street name” by my broker, will my broker vote my shares for me? Your broker will vote your shares in accordance with the instructions you provide. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

What do I do if I want to change my vote after I have sent in my proxy card? You can change your proxy at any time before it is voted at the meeting. You can do this in one of three ways. You can send a written notice stating that you would like to revoke your proxy. You can also complete and submit a new proxy card at a later date. If you choose either of these methods, you must submit your notice of revocation or your new proxy card to our Assistant Secretary before the Annual Meeting. Finally, you can attend the meeting and vote your shares in person. However, simply attending the meeting, by itself, will not revoke your proxy. If you have instructed your broker to vote your shares, you must follow your broker’s directions on how to change your vote.

How are votes counted? The Annual Meeting will be held if a quorum is present in person or by proxy. A quorum is a majority of the issued and outstanding common stock and preferred stock. In addition, for a quorum to be present for the election of the directors to be voted on by the common stock, at least a majority of the issued and outstanding shares of common stock must be present, and for a quorum to be present for the election of the directors to be voted on by the preferred stock, at least one-third of the issued and outstanding shares of preferred stock must be present. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum is present at the Annual Meeting. The election of Directors and ratification of the selection of independent auditors are considered routine. As a result, shares held by brokers in street name will be voted in favor of the proposals unless the broker receives instructions to the contrary from the beneficial owner of the shares.

Who pays the cost of this proxy solicitation? We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our employees may solicit proxies personally and by telephone. No employee will receive additional compensation for doing this.

Who is the proxy solicitor? Georgeson Shareholder Communications Inc. and American Stock Transfer and Trust Company have been retained by Wellman to assist in the distribution of proxy materials by mail and tabulation of votes for a nominal fee plus reimbursement of out-of-pocket expenses.

Who can help answer my questions about either of the proposals? If you have additional questions, you should contact Michael Bermish, our investor relations officer, at (732) 212-3321.

How can I electronically access the proxy materials and annual reports? This proxy statement and our 2005 Annual Report including Form 10-K are available on our website at www.wellmaninc.com. The information on our website is not incorporated by reference in this proxy statement.

II.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, as of December 31, 2005, all persons we know to be “beneficial owners” of more than 5% of Wellman’s common stock. This information is based on reports on Schedule 13G filed with the Securities and Exchange Commission (“SEC”) by the firms listed in the table below. If you wish, you may obtain copies of these reports from the SEC.

	Number of Shares
	Beneficially Owned
Name and Address	(1)		Percent

Warburg Pincus Private Equity VIII, L.P.	16,341,229	(2)	33.5%
466 Lexington Avenue
New York, NY 10017
Dimensional Fund Advisors Inc.	2,775,101	(3)	8.6%
1299 Ocean Avenue
Santa Monica, CA 90401
The Bessemer Group, Incorporated	1,973,150	(4)	6.1%
100 Woodbridge Center Drive
Woodbridge, NJ 07095

(1)	“Beneficial ownership” is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. For example, a person “beneficially” owns our common stock not only if they hold it directly, but also if they hold it indirectly (through a relationship, a position as a director or trustee, or a contract or understanding), have or share the power to vote the stock, or to sell it, or have the right to acquire it within 60 days (the “Contractually Obligated Shares”). The beneficial ownership percentage for each person is calculated for that person by dividing the number of shares that are beneficially owned including any Contractually Obligated Shares by the total number of shares outstanding plus Contractually Obligated Shares only with respect to such person. Because the beneficial ownership percentage is calculated using only the Contractually Obligated Shares for that person, the sum of the beneficial ownership percentages for all shareholders may be greater than 100%.

(2)	Warburg Pincus Private Equity VIII, L.P. (“WP VIII”) holds 11,202,143 shares of preferred stock, which were issued on June 27, 2003 and are convertible into shares of our common stock. The amount of common stock that WP VIII would have received if these shares had been converted into common stock at December 31, 2005 is equal to their liquidation preference of $155.7 million (which is the amount of the initial investment increased by 8.5% per year compounded quarterly) divided by $11.25. WP VIII also holds two warrants, each representing the right to purchase 1,250,000 shares of our common stock at $11.25 per share, which are currently exercisable. A director appointed by the preferred stockholders also has the option to acquire 1,000 shares of our common stock.

(3)	Dimensional Fund Advisors Inc., (“Dimensional Fund”), a registered investment advisor, manages various investment companies, commingled group trusts and separate accounts. It has sole voting and investment power over the shares listed.

(4)	The Bessemer Group, Incorporated (“Bessemer Group”), a registered investment advisor, is the parent holding company for several trust companies that manage accounts for the benefit of others and furnish investment advisory services. It has sole voting and investment power over some of the shares listed and shared voting and investment power over the remainder of the shares.

The following table shows, as of December 31, 2005, our common stock owned by each director and named executive officer, and all directors and executive officers as a group. Unless indicated otherwise, all persons have sole voting and investment power over the shares listed. Only Mr. Duff and Mr. Phillips beneficially owned more than one percent of Wellman’s outstanding shares of common stock at December 31, 2005.

	Number of Shares	Percentage of
	Beneficially	Common
Name	Owned(1)	Stock

Thomas M. Duff	1,038,816	3.2%
James B. Baker(2)	44,639	—
David A. Barr	1,000	—
Richard F. Heitmiller	26,016	—
Gerard J. Kerins	13,503	—
Kevin Kruse	—	—
David J. McKittrick	13,861	—
James E. Rogers	30,200	—
Roger A. Vandenberg	52,609	—
Keith R. Phillips	336,640	1.0%
Michael E. Dewsbury	234,635	—
Joseph C. Tucker	279,228	—
Mark J. Ruday	111,189	—
Audrey L. Goodman(3)	78,368	—
All Directors and Executive Officers as a Group (14 persons)	2,260,704	6.8%

(1)	“Beneficial ownership” is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. For example, a person “beneficially” owns our common stock not only if they hold it directly, but also if they hold it indirectly (through a relationship, a position as a director or trustee, or a contract or understanding), have or share the power to vote the stock, or to sell it, or have the right to acquire it within 60 days.

The number of shares shown for each non-employee director includes the following shares that may be acquired upon exercise of stock options that were exercisable as of December 31, 2005 or that will become exercisable within 60 days of that date: Mr. Baker, 9,000; Mr. Barr, 1,000; Mr. Heitmiller, 9,000; Mr. Kerins, 5,000; Mr. Kruse, 0; Mr. McKittrick, 0; Mr. Rogers, 9,000; and Mr. Vandenberg, 9,000.

The number of shares shown for each non-employee director also includes the following restricted shares that were awarded under the Deferred Compensation and Restricted Stock Plan: Mr. Baker, 32,339; Mr. Barr, 0; Mr. Heitmiller, 12,682; Mr. Kerins, 5,503; Mr. Kruse, 0; Mr. McKittrick, 1,111; Mr. Rogers, 16,200; and Mr. Vandenberg, 39,609.

The number of shares shown for each named executive officer includes the following shares that may be acquired upon exercise of stock options that were exercisable as of December 31, 2005 or that will become exercisable within 60 days of that date: Mr. Duff, 475,600; Mr. Phillips, 231,600; Mr. Dewsbury, 171,000; Dr. Tucker, 190,400; Mr. Ruday, 66,000; and Ms. Goodman, 47,250.

The number of shares shown for each named executive officer also includes the following restricted shares that were acquired under the Deferred Compensation and Restricted Stock Plan and the 2004 Restricted Stock Plan: Mr. Duff, 161,348; Mr. Phillips, 86,961; Mr. Dewsbury, 63,635; Dr. Tucker, 70,182; Mr. Ruday, 41,829, and Ms. Goodman, 27,285.

The number of shares shown for each executive officer also includes the number of shares of our common stock beneficially owned indirectly as of December 31, 2005 by such officer in our Retirement Plan: Mr. Duff, 42,868; Mr. Phillips, 18,079; Mr. Dewsbury, 0; Dr. Tucker, 17,755; Mr. Ruday, 3,360; and Ms. Goodman, 3,583.

(2)	Of the shares listed for Mr. Baker, 200 are owned by his wife.

(3)	Of the shares listed for Ms. Goodman, 250 are owned by her husband.

III.  PROPOSALS

Proposal No. 1
ELECTION OF DIRECTORS

Under the terms of Wellman’s Bylaws, the Wellman Board of Directors consists of up to ten members. The nine nominees named below have been nominated by the Board to serve as directors for a one-year term. The holder of the preferred stock has the right to designate two persons for the Board to nominate, and Messrs. Barr and Kruse were its designees. Each nominee has consented to stand for election, and the Board does not anticipate that any nominee will be unavailable to serve. In the event that one or more of the nominees is unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for the remaining nominees and any substitute nominee(s) of the Board (which, if Mr. Barr or Mr. Kruse is unable to serve, will be designated by the holder of the preferred stock). If no substitute nominee(s) are elected, the size of the Board will be reduced.

The holders of the common stock are entitled to elect seven of the nine directors, and the holder of the preferred stock is entitled to elect two of the nine directors. The nominees for director that each class of our stock are entitled to vote on are set forth below:

Common Stock	Preferred Stock

Thomas M. Duff	David A. Barr
James B. Baker	Kevin Kruse
Daniel K. Frierson
Richard F. Heitmiller
David J. McKittrick
James E. Rogers
Roger A. Vandenberg

The election of Messrs. Duff, Baker, Frierson, Heitmiller, McKittrick, Rogers and Vandenberg will be determined by a plurality of the votes cast by the holders of the common stock. The election of Messrs. Barr and Kruse will be determined by a plurality of the votes cast by the holders of the preferred stock.

The Board of Directors has determined that each of the nominees named above, other than Mr. Duff, who is Wellman’s Chief Executive Officer, is independent from Wellman’s management. Each director abstained from voting on the determination with respect to his own independence. The standards used by the Board in making this determination are set forth in Wellman’s corporate governance guidelines.

The following biographies provide a brief description of each nominee’s principal occupation and business experience, age, directorships held in other public corporations and Board committee memberships.

The Board of Directors recommends that you vote FOR each of the listed nominees.

	Principal Occupation During	Director
Name and Age	The Past Five Years	Since

Thomas M. Duff, 58	Chairman since 1999 and Chief Executive Officer and director of Wellman since its inception in 1985. President from 1985 to 1999.	August 1985
James B. Baker, 60	Managing Partner of River Associates Investments, LLC (private equity investment fund) since 2001 and partner of River Associates Investments, LLC from 1993 to 2001. Prior to 1993, President and Chief Operating Officer (1991-1992) and Senior Vice President (1987-1991) of CONSTAR International, Inc. (plastic container manufacturer). Member of the Audit Committee.	August 1994
David A. Barr, 42	Member and Managing Director of Warburg Pincus LLC (private equity investment firm) and a general partner of Warburg Pincus & Co. since January 2001. Before joining Warburg Pincus, Mr. Barr was a managing director at Butler Capital where he focused on industrial leveraged buyout transactions for more than ten years. Mr. Barr is a director of Eagle Family Foods, Inc. (which manufactures and markets leading dry grocery food brands), The Neiman Marcus Group (a luxury retailer), Builders FirstSource, Inc. (supplier and manufacturer of building products for residential new construction), Polypore International, Inc. (manufacturer of membranes used in batteries and filtration) and TransDigm Inc. (manufacturer of component products for the aerospace industry). Member of the Compensation Committee.	June 2003

	Principal Occupation During	Director
Name and Age	The Past Five Years	Since

Daniel K. Frierson, 64	Chairman of the Board of The Dixie Group (manufacturer of floor covering) since 1987. He also has been its Chief Executive Officer since 1980 and a director of The Dixie Group since 1973. Mr. Frierson serves as a director of Astec Industries, Inc. (manufacturer of asphalt and paving equipment) and Louisiana-Pacific Corporation (manufacturer and distributor of building materials).
Richard F. Heitmiller, 77	President of Richard F. Heitmiller, Inc. (consulting firm) since 1982. Chairman of the Board of Radici Spandex from 2001 to March 31, 2002. Vice Chairman, Chief Executive Officer and President of Globe Manufacturing from 1998 to 2001. From 1971 until 1982, various executive positions with Arthur D. Little, Inc. (management consultants) and Vice President of its Decision Resources subsidiary. Chairman of the Governance Committee, Lead Independent Director and member of the Audit Committee.	November 1988
Kevin Kruse, 36	Member and Managing Director of Warburg Pincus LLC (private equity investment firm) since January 2006 and employed by Warburg Pincus since February 2002. Previously with AEA Investors Inc., focusing on private equity investment opportunities in industrial and consumer products companies and Bain & Co., a management investment consulting firm. Mr. Kruse is a director of Knoll Inc. (manufacturer of office furnishings), Polypore International, Inc. (manufacturer of membranes used in batteries and filtration), TransDigm Group Incorporated (manufacturer of component products for the aerospace industry) and Builders FirstSource, Inc. (supplier and manufacturer of building products for residential new construction). Member of the Governance Committee.	November 2005

	Principal Occupation During	Director
Name and Age	The Past Five Years	Since

David J. McKittrick, 60	Principal of David J. McKittrick, LLC, a firm providing executive level financial and operating consulting services, primarily to industrial companies since 2001. Mr. McKittrick has held senior management positions with OnStream International, Inc. (‘‘OnStream”) (a manufacturer of computer accessories) from 1998-2001, Gateway 2000, Inc. (a manufacturer of computers and related accessories) from 1995-1998, Collins & Aikman Group, Inc. (a diversified manufacturing conglomerate) from 1992-1994, and James River Corporation (a paper manufacturer) from 1972-1992. OnStream filed for bankruptcy protection in March 2001. Chairman of the Audit Committee and Audit Committee Financial Expert. Member of the Governance Committee.	March 2004
James E. Rogers, 60	President of SCI Investors, Inc. (investment company) since 1993. From 1991 until 1993, President and Chief Executive Officer of Specialty Coatings International, Inc. (a manufacturer). Prior to 1991, Senior Vice President and Group Executive of James River Corporation (a paper manufacturer). Mr. Rogers is a director of Owens & Minor, Inc. (a medical and surgical supplies distributor), a director and chairman of the Audit Committee of Cadmus Communications Corporation (an integrated graphic communications provider), Chairman of Caraustar Industries (a packaging manufacturer) and a director and chairman of the Compensation Committee of NewMarket Corporation, (parent company of Ethyl Corporation and Afton Chemical Corporation, petroleum additives manufacturers). Chairman of the Compensation Committee and member of the Governance Committee.	September 1993
Roger A. Vandenberg, 59	President of Cariad Capital, Inc. (investment advisor) since its inception in 1992. Mr. Vandenberg is also a director and member of the Audit Committee of Monaco Coach Corporation (a manufacturer of motor homes). Member of the Compensation Committee.	August 1985

Proposal No. 2
RATIFICATION OF SELECTION OF
INDEPENDENT AUDITORS

Subject to stockholder ratification, the Audit Committee has reappointed the firm of Ernst & Young LLP as independent auditors to examine the financial statements of Wellman, Inc. for the year ending December 31, 2006 . Ratification requires the affirmative vote of a majority of shares of common stock and preferred stock, on an as-converted basis, present and voting at the Annual Meeting, in person or by proxy. If this appointment is not ratified by stockholders, the Audit Committee may reconsider its recommendation.

One or more representatives of Ernst & Young LLP are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Audit Committee recommends that you vote FOR ratification.

OTHER MATTERS

The Board of Directors does not know of any other business to be presented at the meeting. If, however, any other matters come before the meeting, it is the intention of the proxies to vote pursuant to the proxy in accordance with their own judgment on such matters.

IV.  CORPORATE GOVERNANCE AND RELATED MATTERS

In accordance with Delaware General Corporation Law and the Wellman Certificate of Incorporation and Bylaws, our business, property and affairs are managed under the direction of its Board of Directors. Our Board of Directors has adopted corporate governance principals to provide, along with the charters of the Board committees, a framework for our governance and management in accordance with high ethical standards and in recognition of its responsibilities. These principles are intended to reflect the Board’s long-standing commitment to the ethical conduct of our business in compliance with the letter and the spirit of applicable laws, regulations and accounting principles. Recognizing that corporate governance is subject to on-going and energetic debate, the Board reviews these principles and other aspects of our governance at least annually. The corporate governance principles address the role of the Board of Directors, the composition of the Board, Board leadership, the functioning of the Board, the committees of the Board, ethics and conflicts of interest. These principles specifically provide that a majority of the directors on the Board must be independent in accordance with the criteria established by the New York Stock Exchange (the “NYSE”).

The top priority of our Board of Directors is our ethical management for profitable, long-term growth. To that end, the Board has adopted corporate governance policies that will align management and stockholder interests. Some of the more noteworthy of these corporate governance policies include:

•	We have a Governance Committee that directs and reviews our governance practices.

•	The Governance Committee will annually evaluate the performance of the Board, each of its Committees and each of the directors.

•	We will not make loans to directors or executive officers.

The Board and Its Committees

The Board met 13 times in 2005. Each member of the Board of Directors attended at least 75% of the meetings of the Board and committees on which he served in 2005. Non-management directors meet regularly in executive sessions without management. In accordance with our corporate governance principles, the Chairman of the Governance Committee presides as Lead Independent Director during such sessions. As a general matter, Board members are expected to attend our annual meetings. At our 2005 Annual Meeting, all members of the Board and all nominees for election to the Board were present.

The Board has three standing committees, as described below.

Governance Committee

The Governance Committee is composed of the Lead Independent Director, the various chairmen of the Board Committees and one director elected by the preferred stockholders. The Chairman of the Governance Committee was Richard Heitmiller. James Rogers was a member of the Governance Committee for the entire year. Oliver Goldstein was a member of the Committee from January 1, 2005 to November 17, 2005, when he was replaced by Kevin Kruse who was a member of the Committee for the remainder of the year. James Baker was a member of the Governance Committee until the 2005 annual meeting. David McKittrick became a member of the Governance Committee at the annual meeting in 2005. Each member of the Governance Committee was, and is, independent as that term is defined by the NYSE. The Governance Committee met four times in 2005. The primary functions of the Governance Committee are to:

•	review candidate qualifications for Board membership and recommend director nominations;

•	determine the composition, size and organization of the board and its committees;

•	assess board effectiveness;

•	develop and implement our corporate governance principles; and

•	respond to major stockholder issues.

In fulfilling its duty to recommend nominees for election as directors, the committee considers, among other things, the following criteria: personal and professional integrity, good business judgment, and relevant experience and skills. The Committee will assess whether the candidate will be an effective director in collectively serving the long-term interests of our stockholders in conjunction with the full Board.

The Governance Committee would consider qualified candidates for directors suggested by our stockholders. To date, no such suggestions have been received. Stockholders can suggest qualified candidates for director for the 2007 Annual Meeting by writing to our Assistant Secretary at P.O. Box 2050, Fort Mill, South Carolina 29716 by December 18, 2006. Submissions that meet the criteria outlined above and in the committee charter will be forwarded to the Chairman of the Governance Committee for further review and consideration.

The committee’s charter is available on our website at www.wellmaninc.com. The information on our website is not incorporated by reference in this proxy statement.

Audit Committee

James Baker was Chairman of the Audit Committee until the 2005 Annual Meeting when David McKittrick assumed that position. David McKittrick has been a member of the Audit Committee and the Audit Committee Financial Expert since he joined the Board in March 2004. James Baker remained on the Audit Committee after David McKittrick became Chairman. Richard Heitmiller was a member of the Audit Committee for the entire year. Each of the committee members was, and is, independent as required by the NYSE. There were seven Audit Committee meetings in 2005. The primary functions of the Audit Committee are to:

•	engage, appoint, evaluate, compensate and replace the independent auditors, and review and approve in advance all audit, audit related and permitted non-audit services performed by the independent auditors;

•	provide independent and objective oversight of our accounting functions and internal controls and monitor the objectivity of our financial statements; and

•	review our critical accounting policies, our annual and quarterly reports on Forms 10-K and 10-Q, and our earnings releases before they are published.

The principal responsibilities of the Audit Committee are governed by the Audit Committee charter. The Board has determined that:

•	each current member of the Audit Committee is financially literate and independent as required by the rules of the SEC and the NYSE; and

•	David J. McKittrick qualifies as an Audit Committee Financial Expert, as defined by the rules of the SEC.

See the “Audit Committee Report” on page 16 of this proxy statement for more information on the responsibilities of the Audit Committee. The committee’s charter is available on our website at www.wellmaninc.com. The information on our website is not incorporated by reference in this proxy statement.

Compensation Committee

The Chairman of the Compensation Committee was James Rogers. David Barr, Gerard Kerins and Roger Vandenberg were members of the Compensation Committee for the entire year. There were four Compensation Committee meetings in 2005. The Compensation Committee is responsible for overseeing Wellman’s compensation programs, including recommending compensation for directors and senior management and granting stock options and restricted stock awards.

See the “Compensation Committee Report” on page 22 of this proxy statement for more information regarding the responsibilities of the Compensation Committee. The committee’s charter is available on our website at www.wellmaninc.com. The information on our website is not incorporated by reference in this proxy statement.

Code of Conduct

Our Board of Directors has adopted a code of conduct applicable to all directors, officers and employees. It was adopted to reinvigorate and renew our commitment to our longstanding standards for ethical business practices. The code of conduct provides that it is our policy that our business be conducted in accordance with the highest legal and ethical standards. Our successful business operation and reputation is built upon the principles of fair dealing and ethical conduct of our employees. Our reputation for integrity and excellence requires careful observance of all applicable laws and regulations, as well as a scrupulous regard for the highest standards of conduct and personal integrity. Our reputation for integrity is our most important asset and each employee and member of the Board of Directors is expected to contribute to the care and preservation of that asset. Our code of conduct addresses a number of issues, including conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of our assets, compliance with laws, rules and regulations, including insider trading laws, and the reporting of any illegal or unethical behavior. Under our corporate governance principles, no waiver of any ethics policy is permitted for directors and executive officers.

Our corporate governance guidelines and our code of conduct are available on our website at www.wellmaninc.com. The information on our website is not incorporated by reference in this proxy statement.

Directors’ Compensation

In 2005, each non-employee director received an annual retainer of $35,000 per year. Each non-employee director also receives $1,500 for each in person board or committee meeting and $750 for each telephonic meeting. Each member of the Audit Committee received an additional retainer of $2,000 per year. Each chairperson of the Board committees also received an annual fee of $5,000. In December 2004, the Board increased the annual retainer of the Lead Independent Director to $10,000 reduced by any fees received as chairperson of a Board Committee. Effective April 1, 2006 Director’s Compensation changed as follows: (i) to increase the annual retainer to $45,000, (ii) to grant to each Board member 2,000 shares of restricted stock annually, which will vest over 5 years pursuant to the Wellman, Inc. Restricted Stock Plan, and (iii) to provide additional annual retainers to the Lead Independent Director and the Chairmen of the Audit, Compensation and

Governance Committees of $15,000, $10,000, $7,500 and $7,500 respectively. Mr. Duff receives no compensation for his Board service.

Directors and Executive Ownership Policy

We have a Stock Ownership Policy for Directors and Officers that requires directors to own five times their annual retainer in our common stock and our officers to own from one to four times their compensation in our common stock. These requirements may be satisfied ratably over a 5 year period. All the nominees for director and all of our officers complied with the terms of the policy as of March 31, 2006.

Board and Committee Self-Evaluations

The Board of Directors conducted a self-evaluation during the first quarter of 2006 to determine whether it and its committees were functioning effectively. Each standing Committee of the Board also conducted a self-evaluation to determine whether it was functioning effectively. These evaluations were conducted under the supervision and control of our legal counsel. The responses of each individual Director were held in confidence by counsel to encourage frankness and objectivity. Counsel prepared a report of the overall responses and provided it to the Directors, who discussed it with counsel.

Based upon these evaluations, the Board concluded that it and its committees are functioning effectively. We intend to conduct these evaluations annually. The scope and procedures of the evaluations will be determined by the Governance Committee.

Director’s Continuing Education Program

We encourage our directors to participate in outside programs and activities that enhance their understanding of their role as responsible Board and Committee members. During 2005, each of our Board members participated in continuing education programs that met these objectives.

We have an orientation program for all new Directors that provides relevant background information for the individual as a director and for the particular Board committees on which they will serve. It includes meetings with senior management, opportunity for plant visits, and extensive written materials on our businesses.

Contacting the Board of Directors

Any stockholder who desires to contact any member of our Board of Directors may do so electronically by sending an e-mail to the following address: directors@wellmaninc.com. Alternatively, a stockholder may contact the members of the Board by writing to: Board of Directors, Wellman, Inc., P.O. Box 2050, Fort Mill, South Carolina 29716. A stockholder may also contact the Board by telephone at 732-212-3324. Communications received are distributed to the members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. For example, any complaints regarding accounting, internal accounting controls and auditing matters will be forwarded to the Chairman of the Audit Committee for review.

Audit Committee Information

AUDIT COMMITTEE REPORT

The role of the Audit Committee is to provide independent and objective oversight of our accounting functions and internal controls and to monitor the objectivity of our financial statements.

In the performance of its oversight function, the committee has reviewed and discussed with Ernst & Young LLP, (“E&Y”) the audited financial statements, management’s report that we maintained effective control over financial reporting based on the criteria set forth by the Committee of Sponsoring Organizations of Treadway Commission (the COSO criteria) (which was audited by E&Y), and the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as currently in effect, issued by the American Institute of Certified Public Accountants. The committee has received the written disclosures and the letter from E&Y required by Independent Standards Board No. 1, Independence Discussions with Audit Committees, as currently in effect and has discussed the independence of E&Y with such auditors. Finally, the committee has received confirmation from management that the non-audit services provided by E&Y to us are consistent with maintaining the auditor’s independence.

All members of the Audit Committee are financially literate under applicable NYSE rules. As described in the Audit Committee Charter, the committee’s responsibility is one of oversight. Members of the committee rely on the information provided to them and on the representations made by management and the independent auditors.

Based on the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the committee referred to above and in the audit committee’s charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report including Form 10-K for the year ended December 31, 2005, filed with the SEC.

Submitted by the Audit Committee:

David J. McKittrick, Chairman
James B. Baker
Richard F. Heitmiller

Engagement of the Independent Auditor

The Audit Committee approves every engagement of Ernst & Young LLP to perform audit or permitted non-audit services on our behalf before Ernst & Young LLP is engaged to provide those services, subject to the de minimus exceptions permitted by the rules of the SEC.

Independent Auditor Information

The following fees were paid to Ernst & Young LLP, our principal auditor.

Audit Fees

Fees for audit services totaled $1,218,100 and $1,508,856 in 2005 and 2004, respectively. These fees relate to the annual integrated audit, reviews of our quarterly reports on Form 10-Q, statutory audits required internationally, and the audit of an employee benefit plan requiring a Form 11-K to be filed.

Audit-Related Fees

Fees for audit-related services totaled $101,900 and $171,500 in 2005 and 2004, respectively. Audit-related services in both years include audits of the employee benefit plans, and in 2004, consultation on various accounting issues.

Tax Fees

Fees for tax services, including tax compliance, tax advice, and tax planning totaled $261,500 and $356,100 in 2005 and 2004, respectively.

All Other Fees

Fees for all other services not included above totaled $3,500 in 2005 and 2004.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file reports with the SEC and the NYSE reporting ownership of and transactions in common stock and to furnish copies of the reports to us.

Based solely on a review of the reports and related information furnished to us, we believe all filing requirements were complied within a timely manner during 2005.

Stockholder Proposals for the 2007 Annual Meeting

Under the regulations of the SEC, a record or beneficial owner of shares of Wellman’s common stock may submit proposals to be included in the proxy statement on proper subjects for action at the 2007 Annual Meeting of Stockholders. All such proposals must be mailed to our Assistant Secretary at P.O. Box 2050, Fort Mill, South Carolina 29716 and must be received at that address on or before December 18, 2006, in order to be included in the proxy relating to the 2007 Annual Meeting, expected to be held on May 15, 2007. A record or beneficial owner of shares of Wellman’s common stock may also submit proposals on proper subjects for action at the 2007 Annual Meeting without having such proposals included in the proxy statement for such meeting if the proposal is mailed to the aforementioned person and address no later than April 15, 2007.

V.  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

The following table sets forth the annual compensation for the past three years of our chief executive officer and our next four most highly compensated executive officers. These individuals are the “named executive officers”.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
				Other	Restricted	Securities
				Annual	Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(1)	Awards(2)	Options(3)	Compensation(4)

Thomas M. Duff	2005	$720,000	$280,800	$105,153	$1,515,000	0	$24,000
Chairman, CEO	2004	$648,000	$0	$412,502	$159,800	0	$18,155
	2003	$690,000	$0	$105,162	$0	60,000	$121,890
Keith R. Phillips	2005	$321,077	$96,323	$35,980	$757,500	0	$24,900
Vice President,	2004	$274,500	$0	$33,926	$79,900	0	$18,155
Chief Financial Officer	2003	$282,292	$0	$32,131	$0	35,000	$49,237
Michael E. Dewsbury	2005	$290,192	$87,058	$37,173	$757,500	0	$24,900
Vice President, PET	2004	$225,000	$0	$32,892	$79,900	0	$18,155
Resins Division — U.S.	2003	$230,833	$0	$27,130	$0	35,000	$31,663
Joseph C. Tucker	2005	$257,000	$77,100	$30,313	$606,000	0	$24,900
Vice President, Fiber and	2004	$231,300	$0	$30,168	$79,900	0	$18,155
Recycled Products Group	2003	$241,292	$0	$31,320	$0	25,000	$35,157
Mark J. Ruday	2005	$150,000	$45,000	$17,340	$454,500	0	$16,500
Vice President,	2004	$144,000	$0	$16,809	$67,915	0	$11,445
Chief Accounting Officer	2003	$141,046	$0	$3,578	$0	15,000	$19,820
Audrey L. Goodman	2005	$155,000	$37,200	$19,709	$303,000	0	$17,200
Vice President,	2004	$148,800	$0	$14,568	$55,930	0	$11,973
Treasurer	2003	$146,167	$0	$9,571	$0	15,000	$20,287

(1)	Amounts disclosed in this column include personal benefits paid to named executive officers as set forth in the table below.

		Life
Name	Year	Insurance	Automobile	Other(5)

Thomas M. Duff	2005	$63,145	$4,722	$37,286
	2004	$48,032	$13,470	$351,000
	2003	$72,418	$17,744	$15,000
Keith R. Phillips	2005	$32,179	$3,801	$0
	2004	$29,815	$4,111	$0
	2003	$28,366	$3,765	$0
Michael E. Dewsbury	2005	$27,762	$3,975	$5,436
	2004	$24,199	$3,515	$5,178
	2003	$23,241	$3,889	$0
Joseph C. Tucker	2005	$26,051	$1,830	$2,432
	2004	$26,051	$2,417	$1,700
	2003	$25,554	$3,766	$2,000
Mark J. Ruday	2005	$13,918	$3,422	$0
	2004	$12,221	$4,588	$0
	2003	$0	$3,578	$0
Audrey L. Goodman	2005	$14,725	$4,984	$0
	2004	$14,568	$0	$0
	2003	$9,571	$0	$0

(2)	These amounts represent the number of shares of restricted stock granted under the Wellman, Inc. Restricted Stock Plan times the closing market price of Wellman common stock on the date of grant ($15.15 in 2005 and $7.99 in 2004). Holders of restricted stock receive the same cash dividends as other stockholders owning Wellman common stock. The shares granted in 2005 vest ratably over five years from January 1, 2005 provided the executive remains in their current position. There are provisions for accelerated vesting of up to 20% per year if certain return targets are achieved. These targets were not achieved in 2005. The shares granted in 2004 vest over two years and they did not have a provision for accelerated vesting if certain return targets were achieved.

(3)	None of the options granted were options with tandem SARs and no free-standing SARs were granted.

(4)	Consists of Wellman’s contributions to employee retirement plans.

(5)	Amounts disclosed in this column for 2005 include tax preparation for Mr. Duff and Dr. Tucker of $15,000 and $2,432, respectively, moving expense reimbursement for Mr. Duff of $22,286 and country club dues of $5,436 for Mr. Dewsbury.

The aggregate number of all restricted stock held by the individuals named in the Summary Compensation Table above, and the net value of that stock at December 31, 2005 (determined by taking the number of shares issued at December 31, 2005 multiplied by the closing market price on December 31, 2005, net of any consideration paid) are shown below. The aggregate consideration for these shares was $1,257,777.

	Aggregate	Fair Market Value
	Restricted	Price at $6.78 per
	Shares	Share	Consideration	Net Value

Thomas M. Duff	161,348	$1,093,939	$576,693	$517,246
Keith R. Phillips	86,961	589,596	341,641	247,955
Michael E. Dewsbury	63,635	431,445	43,998	387,447
Joseph C. Tucker	70,182	475,834	250,879	224,955
Mark J. Ruday	41,829	283,601	41,316	242,285
Audrey L. Goodman	27,285	184,992	3,250	181,742

Total	451,240	$3,059,407	$1,257,777	$1,801,630

In December 2005, our Board of Directors voted to vest the 226,980 unvested 1997 options granted in August 2003 with an exercise price of $10.44 under the Wellman, Inc. Amended and Restated 1997 Stock Option Plan. One third of the remaining unvested options would have vested in August of 2006, 2007, and 2008, respectively. We estimate that approximately $0.5 million of expense was eliminated as a result of accelerating these options.

Year-End Option Values

The following table sets forth certain information as of December 31, 2005 with respect to unexercised options to purchase Wellman common stock granted under the Option Plan to the individuals named in the Summary Compensation Table above. No options were exercised in 2005 by such individuals.

	Number of Securities		Value of
	Underlying Unexercised		Unexercised In-the-Money
	Options at Year-End		Options at Year-End
Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas M. Duff	475,600	0	$0	$0
Keith R. Phillips	231,600	0	$0	$0
Michael E. Dewsbury	171,000	0	$0	$0
Joseph C. Tucker	190,400	0	$0	$0
Mark J. Ruday	66,000	0	$0	$0
Audrey L. Goodman	47,250	0	$0	$0

Equity Compensation Plan Information

	(a)	(b)	(c)
Number of
securities
	Number of	Weighted-	remaining available
	securities to be	average exercise	for future issuance
	issued upon	price of	under equity
	exercise of	outstanding	compensation
	outstanding	options,	plans (excluding
	options, warrants	warrants and	securities reflected
Plan Category	and rights	rights	in column (a))

Equity compensation plans approved by security holders	2,591,258	$15.55	1,197,595
Equity compensation plans not approved by security holders	—	—	—

Total	2,591,258	$15.55	1,197,595

Of the 2,591,258 securities to be issued upon exercise of the outstanding options, 2,591,258 were options exercisable at December 31, 2005. For additional information concerning our equity compensation plans, see the discussion in Note 11 to our consolidated financial statements, Stockholder’s Equity, on pages 57-60 of our 2005 Form 10-K, which is incorporated by reference.

Stock Performance Graph

The following graph compares the five-year cumulative total return on Wellman common stock from December 31, 2000 through December 31, 2005 to the Standard & Poor’s (“S&P”) 500 Stock Index and the S&P SmallCap 600 Index. Due to the unique nature of its operations, Wellman believes there is not an appropriate or comparable line of business or industry index, nor could one be constructed, which would render a meaningful or accurate performance comparison. Wellman believes that its mix of operations is unique and cannot be compared to major publicly-owned competitors.

	Dec. 00	Dec. 01	Dec. 02	Dec. 03	Dec. 04	Dec. 05
Wellman, Inc.	$100	$112	$100	$79	$84	$55
S&P 500 Index	$100	$87	$67	$84	$92	$95
S&P SmallCap 600 Index	$100	$106	$90	$123	$150	$160

Wellman compares its stock performance to that of the S&P SmallCap 600 Index because Wellman’s capitalization is comparable to other small cap companies. The above graph assumes $100 invested on December 31, 2000 in Wellman common stock and $100 invested at that time in each of the two indices. The comparison assumes that all dividends are reinvested. The stock performance shown in this graph is included in response to SEC requirements and is not intended to forecast or to be indicative of future performance.

Employment Agreements

In March 2005, Wellman entered into employment agreements with Messrs. Duff, Phillips, Dewsbury, Tucker, and Ruday, and Ms. Goodman. These agreements contain provisions that provide compensation to the executives if their employment is terminated as a result of a change of control transaction. The employment agreements provide for employment as officers of Wellman at base salaries determined by the Board of Directors, plus participation in the executive bonus plan. In addition, the executives are eligible to participate in all incentive, savings, retirement and welfare benefit plans applicable to other Wellman executives and shall receive reimbursement for expenses and automobiles. If the executive is terminated without cause, the agreements provide for two years of severance.

The agreements provide that if the executive is terminated after a change of control, (other than for cause, death or disability) or if the executive terminates for good reason (as defined in the agreements), the executive is entitled to receive their salary and bonus through the date of termination and a lump sum severance payment that approximates three times the sum of their base salary and annual bonus in addition to certain other benefits. Further, in certain circumstances, an additional payment is required in an amount such that, after the payment of all taxes, income and excise, the executive will be in the same after-tax position as if no excise tax under Section 4999 of the Internal Revenue Code had been imposed. These agreements are intended to encourage these executives to remain in Wellman’s employ by providing them with greater security and to reinforce and encourage continued attention and dedication to their duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control. A change of control means any acquisition, merger, reorganization or consolidation where a person or group obtains 50% or more of Wellman’s then outstanding stock or there is a change in the majority of its Board of Directors other than by the election of its stockholders.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee of the Board of Directors (the “Committee”) is composed entirely of independent directors under the rules of the New York Stock Exchange. The Committee administers the annual Management Incentive Plan (“MIP”), the stock option plans, the restricted stock plans and other benefit plans. The Committee makes recommendations to the independent directors with respect to the compensation of Mr. Duff, our Chief Executive Officer, and those directors consider the recommendations in executive session. The Committee also makes recommendations to the full Board with respect to our other executive officers and the directors. In this capacity, the Committee recommends the salary, targets and target awards for the MIP and restricted stock or stock option grants for those executive officers, following administrative policies and practices that it establishes from time to time in accordance with the terms and provisions of the plans. This Committee Report describes the executive compensation program strategy, the components of the compensation program, and the manner in which 2005 compensation determinations were made by the Committee with respect to the Chairman and Chief Executive Officer, Thomas M. Duff. Similar determinations were made by the Committee with respect to the other five named executive officers listed in the Summary Compensation Table on page 18 of this proxy statement, after taking into consideration the recommendations submitted by Mr. Duff.

Compensation Strategy.  The Committee endeavors to maintain an officer compensation program that is competitive with the practices of a peer group of similar public corporations. The compensation of the executive officers consists of three primary components: base salary, the Management Incentive Plan (“MIP”) and stock ownership plans. Base salary forms the foundation of the officer compensation program. In 2003, the executive officers all experienced significant reductions in compensation including reductions in base salary as part of our cost reduction programs. Base salaries were reinstated to their former levels on January 1, 2005. The MIP provides an opportunity for annual bonuses to be earned by the executive officers and other plan participants that are directly related to achieving corporate return targets established early in the year. The Committee establishes for each participant in the MIP a targeted award based on a percentage of base salary. The Committee believes a substantial component of an executive officer’s total compensation should be based on Wellman’s financial performance. Stock ownership plans represent the third component of Wellman’s executive compensation program. In 2004 and 2005 the equity incentive was restricted stock granted under the Wellman Restricted Stock Plan. The amount reflected in the Summary Compensation Table on page 18 of this proxy statement is the number of shares granted times the fair market value of the stock on the date of the grant which was $15.15 in 2005. The shares granted in 2005 vest ratably over five years from January 1, 2005 provided the executive continues in their employment during that period. There are provisions for accelerated vesting of up to 20% per year if certain return targets are achieved. These targets were not achieved in 2005. The objective of these awards is to provide longer-term incentive compensation that is directly related to increases in the market value of Wellman’s common stock. The Committee also determined that it was appropriate and mutually beneficial to accelerate the vesting of 111,000 options for the executive officers listed in the Summary Compensation Table (see page 18) that were granted in 2003 with an exercise price of $10.44.

The remainder of this Committee Report describes the components of Wellman’s officer compensation program and the manner in which these were administered in 2005. Each category of compensation of the executive officers was compared to a peer group of comparable companies by an independent compensation consultant. The Compensation Committee wants to ensure that executive officer compensation remains competitive in a manner that properly reflects their performance. The results of the survey are quantified in quartiles with the first quartile defined as above the 75th percentile, the second quartile being above the 50th percentile but at or below the 75th percentile, the third quartile being above the 25th percentile but at or below the 50th percentile and the 4th quartile being at or below the 25th percentile. The following table contains the results of this survey:

Name	Base Salary	MIP Plan	Equity Compensation	Overall

Thomas M. Duff	1st	3rd	1st	2nd
Keith R. Phillips	3rd	4th	1st	1st
Michael E. Dewsbury	4th	4th	1st	2nd
Joseph C. Tucker	4th	4th	1st	3rd
Mark J. Ruday	4th	1st	1st	1st
Audrey L. Goodman	4th	1st	1st	1st

In making the final determination of an executives compensation, the Committee considers the individual executive’s scope of responsibility, individual performance, the levels of profits and return on assets of the corporation and of its operating divisions (with no specific target levels being established). It reviews competitive levels of base salary, bonuses, equity and overall compensation. The Committee, in its discretion, assigns relative weights to these factors as it deems appropriate.

The Committee has concluded that the executive officers have achieved the appropriate objectives which should provide long term benefits to the Company. The Committee believes the current levels of salary and bonus are appropriate based on our current financial performance; however, the executives should be rewarded if their efforts result in improved financial performance resulting in an increase in the value of its common stock. This has resulted in substantial equity grants to executives. However, the Committee does not believe that the values reported in the Compensation table reflect annual compensation because the equity compensation is earned over a number of years. The Committee believes that, in addition to reviewing annual compensation, it is appropriate to review compensation over a period of time. The compensation consultant that it hired determined that the bonuses and total cash compensation for the executive officers for the 2003-2005 time frame were in the 4th quartile and the equity incentive compensation and the overall compensation were in the 3rd quartile.

The Committee believes that the compensation earned by to the Executive Officers in 2005 will be tax deductible. Certain amounts paid pursuant to the termination of a non-qualified retirement plan that were earned in prior years are not expected to be deductible.

Submitted by the Compensation Committee:
James E. Rogers (Chairman)
David A. Barr
Gerard J. Kerins
Roger Vandenberg

By order of the Board of Directors,

David R. Styka
Assistant Secretary

Fort Mill, South Carolina
April 18, 2006

ANNUAL MEETING OF STOCKHOLDERS OF
WELLMAN, INC.
May 16, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

The Board of Directors recommends that you instruct the Proxies to vote FOR proposals 1 and 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE
☒

							FOR	AGAINST	ABSTAIN
1.	Election of Directors:				2.	Proposal to ratify the selection of Ernst & Young LLP as independent auditors of Wellman, Inc. for the year ending December 31, 2006.	☐	☐	☐
☐		NOMINEES:
	FOR ALL NOMINEES	¡	James B. Baker
		¡ ¡	Thomas M. Duff Daniel K. Frierson		3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
☐	WITHHOLD AUTHORITY	¡	Richard F. Heitmiller
	FOR ALL NOMINEES	¡	David J. McKittrick
		¡	James E. Rogers
		¡	Roger A. Vandenberg		This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals 1 and 2.

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

WELLMAN, INC.
2006 Annual Meeting of Stockholders - May 16, 2006, 9:00 a.m.
Oyster Point Hotel
146 Bodman Place
Red Bank, NJ 07701
Proxy Solicited on Behalf of the Board of Directors
of the Corporation for the Annual Meeting on May 16, 2006
     The undersigned hereby appoints THOMAS M. DUFF and KEITH R. PHILLIPS, or any one or more of them, attorneys, with full power of substitution to each for and in the name of the undersigned, with all powers the undersigned would possess if personally present to vote the Common Stock of the undersigned in Wellman, Inc. at the Annual Meeting of its Stockholders to be held on May 16, 2006 or at any adjournment thereof.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.
(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF
WELLMAN, INC.
May 16, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

The Board of Directors recommends that you instruct the Proxies to vote FOR proposals 1 and 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE
☒

							FOR	AGAINST	ABSTAIN
1.	Election of Directors:				2.	Proposal to ratify the selection of Ernst & Young LLP as independent auditors of Wellman, Inc. for the year ending December 31, 2006.	☐	☐	☐
☐		NOMINEES:
	FOR ALL NOMINEES	¡	David A. Barr
		¡	Kevin Kruse		3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
☐	WITHHOLD AUTHORITY
FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)				This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

WELLMAN, INC.
2006 Annual Meeting of Stockholders - May 16, 2006, 9:00 a.m.
Oyster Point Hotel
146 Bodman Place
Red Bank, NJ 07701
Proxy Solicited on Behalf of the Board of Directors
of the Corporation for the Annual Meeting on May 16, 2006
     The undersigned hereby appoints THOMAS M. DUFF and KEITH R. PHILLIPS, or any one or more of them, attorneys, with full power of substitution to each for and in the name of the undersigned, with all powers the undersigned would possess if personally present to vote the Preferred Stock of the undersigned in Wellman, Inc. at the Annual Meeting of its Stockholders to be held on May 16, 2006 or at any adjournment thereof.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.
(Continued and to be signed on the reverse side.)

14475